UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 27, 2025

NUVVE HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40296	86-1617000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2488 Historic Decatur Road, Ste 230	San Diego,	California	92106
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (619) 456-5161

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	NVVE	The Nasdaq Stock Market LLC
Warrants to Purchase Common Stock	NVVEW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On June 27, 2025, Nuvve New Mexico, LLC ( “NNM LLC”), a subsidiary of Nuvve Holding Corp. (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Ted Smith, the Company’s President, Chief Operating Officer and a member of the Board of Directors (the “Board”) of the Company, effective March 18, 2025 (the “Effective Date”), pursuant to which Mr. Smith will serve as NNM LLC’s chief executive officer. The Employment Agreement remains in effect through March 18, 2028, and then under automatic successive one-year extensions unless written notice of non-renewal is given in accordance with the Employment Agreement (the “Term”). As of the Effective Date, the Employment Agreement supersedes all previous compensation arrangements between Mr. Smith and the Company.

Pursuant to the Employment Agreement, Mr. Smith will receive an initial annual base salary of $250,000, which shall be increased by increments of $50,000 per annum on a pro rata basis upon the achievement of certain revenue milestones as set forth therein. In addition, Mr. Smith is eligible to receive an annual bonus based on the achievement of NNM LLC and individual performance criteria as determined by the Compensation Committee (the “NNM Compensation Committee”) of the Board of Directors of NNM LLC (the “NNM Board”) with a target annual bonus amount equal to 100% of his annual base salary. Mr. Smith shall also be eligible to receive an annual discretionary bonus in an amount of up to $75,000, as determined by the NNM Compensation Committee, in its sole discretion. Mr. Smith is also entitled to receive one-time cash bonuses of $50,000 based on NNM LLC ’s achievement of certain capital raising milestones.

Additionally, pursuant to the Employment Agreement, Mr. Smith received the following equity grants: (i) a one-time grant of Class A Units of NNM LLC (the “Class A Units”) in an amount equal to 2.5% of the total issued and outstanding Class A Units; and (ii) a one-time grant of Class B Units of NNM LLC (the “Class B Units”) in an amount equal to 2.5% of the total issued and outstanding Class B Units.

NNM LLC will also reimburse Mr. Smith for the costs of his automobile lease (up to a maximum of $1,500 per month) and his mobile phone. If Mr. Smith is terminated without Cause (as defined in the Employment Agreement) he will continue to receive his then in effect base salary for the ensuing 12 months in accordance with NNM LLC’s standard payroll procedures and will continue to receive health insurance benefits during such period, subject to his execution of a general release and waiver and his resignation from the NNM Board. In the event that Mr. Smith is terminated without Cause or if he resigns for Good Reason (as defined in the Employment Agreement) within 12 months after NNM LLC is subject to a Change in Control (as defined in the Employment Agreement), he will be entitled to a lump sum severance payment equal to three times his then in effect base salary at the time of his termination, subject to his execution of a general release and waiver and his resignation from the NNM Board.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, by and between Nuvve New Mexico, LLC and Ted Smith, dated June 27, 2025.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2025

NUVVE HOLDING CORP.

By:	/s/ Gregory Poilasne
Gregory Poilasne
Chief Executive Officer
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